Schedule A
                            Administrative Services Fees
                           Portfolios listed on Exhibit I


                    The annual administrative services fee charged to and payable by each Portfolio listed on Exhibit I, as amended from time to time (the "Master Portfolios"), is equal to its proportionate share of an annual complex-wide charge. This charge is calculated daily based on the aggregate net assets of the Master Portfolios and in accordance with the following annual schedule:

                    0.09% on the first $7 billion of the Master Portfolios' aggregate average daily net assets; and 0.04% of the Master Portfolios' aggregate average daily net assets in excess of $7 billion less the complex-wide charge of the Co-Administrator.


  The portion of this charge payable by each Master Portfolio is determined by the proportionate share that its net assets bear to the total of the net assets of the Master Portfolios, The JPM Pierpont Funds, The JPM Institutional Funds, The JPM Advisor Funds, JPM Series Trust and other investors in the Master Portfolios for which Morgan provides similar services.

  Approved:         October 10, 1996
  Effective:        November 4, 1996

  RMMFFAS5

                                                                       Exhibit I



                                                       Date of         Effective
  Portfolio                                      Declaration of Trust     Date

  The Treasury Money Market Portfolio                  11/4/92           8/1/96
  The Money Market Portfolio                           1/29/93           8/1/96
  The Tax Exempt Money Market Portfolio                1/29/93           8/1/96
  The Short Term Bond Portfolio                        1/29/93           8/1/96
  The U.S. Fixed Income Portfolio                      1/29/93           8/1/96
  The Tax Exempt Bond Portfolio                        1/29/93           8/1/96
  The Selected U.S. Equity Portfolio                   1/29/93           8/1/96
  The U.S. Small Company Portfolio                     1/29/93           8/1/96
  The Non-U.S. Equity Portfolio                        1/29/93           8/1/96
  The Diversified Portfolio                            1/29/93           8/1/96
  The Non-U.S. Fixed Income Portfolio                  6/16/93           8/1/96
  The Emerging Markets Equity Portfolio                6/16/93           8/1/96
  The New York Total Return Bond Portfolio             6/16/93           8/1/96
  The Series Portfolio*                                6/24/94
           The Asia Growth Portfolio                                     8/1/96
           The Japan Equity Portfolio                                    8/1/96
           The European Equity Portfolio                                 8/1/96
           The Disciplined Equity Portfolio                            12/27/96
           The Global Strategic Income Portfolio                       12/27/96
           The International Opportunities Portfolio                   12/27/96
  JPM Series Trust*                                    8/15/96
           Tax Aware Equity Fund                                        11/4/96
           Tax Aware Disciplined Equity Fund                            11/4/96
           California Bond Fund                                         11/4/96


  *In the cases of The Series Portfolio and JPM Series Trust, references to "Portfolio" or "Fund" refer to their respective individual series as the context requires.